Exhibit 99.1

FOR IMMEDIATE RELEASE

BOCA RATON, FL, Sept. 21, 2017 -- Celsius Holdings, Inc. (Nasdaq: CELH), makers of the leading fitness drink, CELSIUS®, today announced that John Fieldly, interim Chief Executive Officer, President and Chief Financial Officer, will present at B. Riley & Co.'s 3rd Annual Consumer Conference at 9 a.m. ET on Thursday, September 28, 2017 in Odeon Room at the Sofitel New York in New York City.

Management will be available during the day on September 28 for one-on-one meetings. For more information about the conference or to schedule a one-on-one meeting with management, please contact Hayden IR at celh@haydenir.com. The webcast of the Company's group presentation will be available at http://www.wsw.com/webcast/brileyco19/celh, and the webcast will be archived for 90 days following the live presentation.

About B. Riley & Co.

B. Riley Financial is a publicly traded, diversified financial services company addressing capital raising and financial advisory needs of public and private companies and high net worth individuals.  Headquartered in Los Angeles, CA with offices in major financial markets throughout the United States, Australia and Europe, the firm consists of over 200 professionals whose cross-platform expertise is mobilized to provide a myriad of financial solutions.

About Celsius Holdings, Inc.

Celsius Holdings, Inc., founded in April, 2004, is a global company, with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically proven or innovative in its category, and offers significant health benefits.

CELSIUS®' original line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans, and is also available in single serve powdered packets. CELSIUS®' new natural line is available in six refreshing flavors: three sparkling and three non-carbonated, this line is naturally caffeinated and naturally sweetened.

New to the portfolio, CELSIUS HEAT™, a trainer's grade version of the proprietary blend, offers additional caffeine as well as L-citrulline, a proven vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in three carbonated flavors: Inferno Punch, Cherry Lime and Blueberry Pomegranate, and now Strawberry Dragonfruit and Tangerine Grapefruit. CELSIUS HEAT™ targets professional trainers, endurance & competitive athletes, those who focus on defined, physical results, and the military, versus the flagship line which comes in a smaller package and appeals to the masses, as an active lifestyle brand.

CELSIUS® has no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free and contains very little sodium. CELSIUS® is sold nationally at Fitness Clubs, 7-Eleven stores, Sprouts, The Fresh Market (TFM), and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's and others. The first university study of the science underlying CELSIUS® products was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Investor Relations:
Cameron Donahue
(651) 653-1854
cameron@haydenir.com